Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon Vice-President & CFO Qualstar Corporation (805) 583-7744 nandalon@qualstar.com	Vanessa Lehr/Annie Leschin Investor Relations StreetSmart Investor Relations (415) 775-1788

QUALSTAR APPOINTS DANIEL MOLHOEK TO BOARD OF DIRECTORS

SIMI VALLEY, Calif., September 24, 2012 — Qualstar® Corporation (QBAK) a manufacturer of data storage solutions and high-efficiency power supplies,  has appointed Daniel Molhoek, an attorney with the Varnum law firm, to its board of directors effective September 24, 2012. Simultaneously the company also announced the resignation of Robert Rich from the board. Mr. Rich is outside counsel for Qualstar and has been a board member since January of 2000.

“We would like to thank Bob for his service to our board over the past 12 years and look forward to continuing to leverage his expertise as outside counsel,” said Larry Firestone, President and CEO. “We are excited to welcome Dan to the Qualstar board. His extensive experience handling corporate and strategic issues will be integral as we reposition Qualstar for profitability and growth.”

Dan Molhoek is a partner at Varnum Law in their Grand Rapids, Michigan office. His practice includes the capitalization and structuring of business entities, strategic and governance issues and structuring and negotiating mergers, acquisitions, joint ventures and strategic alliances. He has been listed in The Best Lawyers in America since 1993. He has advised boards of publicly held companies and currently serves as Secretary to the Board of Herman Miller, Inc. He also serves on the Board of Directors of several private companies and of many non-profit organizations including Habitat for Humanity of Kent County and the John Ball Zoological Society.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.